EXHIBIT C(1)

                 INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                              (FORMERLY: SHC INC.)


                        CONSOLIDATED FINANCIAL STATEMENTS


                             AS OF DECEMBER 31, 2001


                                 IN U.S. DOLLARS




                                      INDEX




                                                                         PAGE
                                                                      ----------

REPORT OF INDEPENDENT AUDITORS                                             C-2

CONSOLIDATED BALANCE SHEETS                                            C-3 - C-4

CONSOLIDATED STATEMENTS OF OPERATIONS                                      C-5

STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIENCY                          C-6

CONSOLIDATED STATEMENTS OF CASH FLOWS                                      C-7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                            C-8 - C-19




                              - - - - - - - - - - -


___________________________
(1) Please see Lil Marc's Form 10-KSB and 10-QSB accompanying this Information Statement for coies of Lil Marc's Audited Financial Statements for the fiscal year ended December 31, 2001 and Lil Marc's Unaudited Interim Financial Statements for the six months ended June 30, 2002.

[OBJECT OMITTED]       KOST FORER & GABBAY          Phone: 972-3-6232525
                       3 Aminadav St.               Fax:    972-3-5622555
                       Tel-Aviv 67067, Israel


                         REPORT OF INDEPENDENT AUDITORS

                             TO THE SHAREHOLDERS OF

                            INKSURE TECHNOLOGIES INC.
                              (FORMERLY: SHC INC.)



           We have audited the accompanying consolidated balance sheets of Inksure Technologies Inc. ("the Company") and its subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders' deficiency and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

           We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2001 and 2000, and the consolidated results of their operations, and cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.





Tel Aviv, Israel                                    KOST, FORER & GABBAY
September 12, 2002                                A Member of Ernst & Young
                                                        International


                                                               INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                                                         (FORMERLY: SHC INC.)

CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


                                                                             DECEMBER 31,
                                                                 -------------------------------------
                                                                      2001                2000
                                                                 ----------------   ------------------
      ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                                        $       2           $  156
    Trade receivables                                                      312                -
    Other accounts receivable and prepaid expenses (Note 3)                208               44
    Inventories                                                            213                -
    Assets of discontinued operations (Note 1)                               -              210
                                                                 ----------------   ------------------

Total current assets                                                       735              410
                                                                 ----------------   ------------------


SEVERANCE PAY FUND                                                          68               38
                                                                 ----------------   ------------------

PROPERTY AND EQUIPMENT, NET (Note 5)                                       399              119
                                                                 ----------------   ------------------

OTHER ASSETS (Note 4)                                                      490                -
                                                                 ----------------   ------------------

Total assets                                                          $  1,692           $  567
                                                                 ================   ==================




The accompanying notes are an integral part of the consolidated financial statements.


                                                               INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                                                         (FORMERLY: SHC INC.)

CONSOLIDATED BALANCE SHEETS
-----------------------------------------------------------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS (EXCEPT SHARE AMOUNTS)


                                                                                               DECEMBER 31,
                                                                                   -------------------------------------
                                                                                        2001                2000
                                                                                   ----------------   ------------------
      LIABILITIES AND SHAREHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
    Short-term bank credit (Note 6)                                                    $    410            $     -
    Trade payables                                                                          326                149
    Employees and payroll accruals                                                          192                117
    Accrued expenses and other liabilities (Note 7)                                         515                648
    Liabilities of discontinued operations (Note 1)                                           -                426
                                                                                   ----------------   ------------------

Total current liabilities                                                                 1,443              1,340
-----
                                                                                   ----------------   ------------------

LONG-TERM LIABILITIES:
    Long-term loan from related party (Note 8)                                            1,730              2,242
    Accrued severance pay                                                                    85                 44
                                                                                   ----------------   ------------------

 Total long-term liabilities                                                              1,815              2,286
                                                                                   ----------------   ------------------

COMMITMENTS AND CONTINGENT LIABILITIES (Note 9)

SHAREHOLDERS' DEFICIENCY:
    Share capital (Note 10):
      Ordinary shares of $ 0.01 par value -
        Authorized: 10,000,000 shares as of December 31, 2001 and 2000;
        Issued and outstanding: 5,709,066 shares as of December 31, 2001
        and 5,000,000 as of December 31, 2000                                                57                 50
    Receipts on account of shares                                                           250                  -
    Additional paid-in capital                                                            2,155                  -
    Deferred stock compensation                                                            (219)                 -
    Accumulated other comprehensive income                                                  118                118
    Accumulated deficit                                                                  (3,927)            (3,227)
                                                                                   ----------------   ------------------

Total shareholders' deficiency                                                           (1,566)            (3,059)
                                                                                   ----------------   ------------------

                                                                                       $  1,692           $    567
                                                                                   ================   ==================

             September 12, 2002                                                                 /s/Yaron Meerfeld
----------------------------------------------                                  --------------------------------------------
           Date of approval of the                                                                 Yaron Meerfeld
            financial statements                                                              Chief Executive Officer

The accompanying notes are an integral part of the consolidated financial statements.

                                                               INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                                                         (FORMERLY: SHC INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS
----------------------------------------------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


                                                                                     YEAR ENDED
                                                                                    DECEMBER 31,
                                                               -------------------------------------------------------
                                                                    2001               2000                1999
                                                               ----------------   ----------------    ----------------


Revenues                                                           $  1,770          $     139          $         -
Cost of revenues                                                         43                 -                     -
                                                               ----------------   ----------------    ----------------

Gross profit                                                          1,727               139                     -
                                                               ----------------   ----------------    ----------------

Operating expenses:
    Research and development                                            874                665                244
    Selling and marketing                                               751                764                  -
    General and administrative                                          573                434                101
                                                               ----------------   ----------------    ----------------

Total operating expenses                                              2,198              1,863                345
-----
                                                               ----------------   ----------------    ----------------

Operating loss                                                          471              1,724                345
Financial expenses (income), net (Note 12)                              (71)               141                 48
                                                               ----------------   ----------------    ----------------

Net loss from continued operations                                  $   400           $  1,865            $   393

Loss from discontinued operations                                       300                216                  -
                                                               ----------------   ----------------    ----------------

Net loss                                                            $   700           $  2,081            $   393
                                                               ================   ================    ================


The accompanying notes are an integral part of the consolidated financial statements.


                                                               INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                                                         (FORMERLY: SHC INC.)

STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIENCY
-----------------------------------------------------------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


                                                                       RECEIPTS            ADDITIONAL            DEFERRED
                                                     SHARE            ON ACCOUNT            PAID-IN               STOCK
                                                    CAPITAL           OF SHARES             CAPITAL            COMPENSATION
                                                 --------------   -------------------  -------------------  -------------------

Balance as of January 1, 1999                      $   - *)               $     -            $       -          $       -
   Net loss                                               -                     -                    -                  -
                                                 --------------   -------------------  -------------------  -------------------

Balance as of December 31, 1999                        - *)                     -                    -                  -
   Issuance of Ordinary shares                           50                     -                    -                  -
   Net loss                                               -                     -                    -                  -
                                                 --------------   -------------------  -------------------  -------------------

Balance as of December 31, 2000                          50                     -                    -                  -
   Issuance of Ordinary shares                            7                     -                  490                  -
   Deferred stock compensation                            -                     -                  219               (219)
   Receipts on account of shares                          -                   250                    -                  -
   In respect of transactions between
     InkSure Technologies Inc. and
     Supercom Ltd.                                        -                     -                1,446                  -
   Net loss                                               -                     -                    -                  -
                                                 --------------   -------------------  -------------------  -------------------

Balance as of December 31, 2001                      $   57               $   250             $  2,155           $   (219)
                                                 ==============   ===================  ===================  ===================


STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIENCY (Continued)
-----------------------------------------------------------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


                                                      ACCUMULATED
                                                         OTHER                                          TOTAL
                                                     COMPREHENSIVE            ACCUMULATED           SHAREHOLDERS'
                                                        INCOME                  DEFICIT               DEFICIENCY
                                                 ----------------------  ----------------------  ---------------------

Balance as of January 1, 1999                            $   118              $     (753)             $     (635)
   Net loss                                                    -                    (393)                   (393)
                                                 ----------------------  ----------------------  ---------------------

Balance as of December 31, 1999                              118                  (1,146)                 (1,028)
   Issuance of Ordinary shares                                 -                       -                      50
   Net loss                                                    -                  (2,081)                 (2,081)
                                                 ----------------------  ----------------------  ---------------------

Balance as of December 31, 2000                              118                  (3,227)                 (3,059)
   Issuance of Ordinary shares                                 -                       -                     497
   Deferred stock compensation                                 -                       -                       -
   Receipts on account of shares                               -                       -                     250
   In respect of transactions between
     InkSure Technologies Inc.and Supercom Ltd.                -                       -                   1,446
   Net loss                                                    -                    (700)                   (700)
                                                 ----------------------  ----------------------  ---------------------

Balance as of December 31, 2001                          $   118               $  (3,927)              $  (1,566)
                                                 ======================  ======================  =====================


*) Represents an amount lower than $1.

The accompanying notes are an integral part of the consolidated financial statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS
                                                                                           YEAR ENDED
                                                                                          DECEMBER 31,
                                                                     -------------------------------------------------------
                                                                          2001               2000                1999
                                                                     ----------------   ----------------    ----------------
Cash flows from operating activities:
Net loss                                                                  $   (700)         $  (2,081)            $  (393)
Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation                                                                42                 17                   7
    Accrued severance pay, net                                                  11                  3                  (4)
    Increase in trade receivables                                             (312)                 -                   -
    Increase in other accounts receivable and prepaid expenses                (164)               (34)                 (3)
    Increase in inventories                                                   (213)                 -                   -
    Increase in trade payables                                                 177                102                  27
    Increase in employees and payroll accruals                                  75                 88                  17
    Increase (decrease) in accrued expenses and other liabilities             (133)               637                  11
    Cash contributed to discontinued operations                                300                 (2)                  -
                                                                     ----------------   ----------------    ----------------

Net cash used in operating activities                                         (917)            (1,270)               (338)
                                                                     ----------------   ----------------    ----------------

Cash flows from investing activities:
Purchase of property and equipment                                            (129)               (81)                (14)
Cash contributed to discontinued operations                                      -               (172)                  -
                                                                     ----------------   ----------------    ----------------

Net cash used in investing activities                                         (129)              (253)                (14)
                                                                     ----------------   ----------------    ----------------

Cash flows from financing activities:
Short-term bank credit, net                                                   410                 (36)               (159)
Proceeds from long-term loans                                                 225               1,325                 511
Issuance of shares (a)                                                          7                   -                   -
Receipts on account of shares                                                 250                   -                   -
Cash contributed to discontinued operations                                     -                 390                   -
                                                                     ----------------    ----------------    ----------------

Net cash provided by financing activities                                     892               1,679                 352
                                                                     ----------------    ----------------    ----------------

Increase (decrease) in cash and cash equivalents                             (154)                156                   -
Cash and cash equivalents at the beginning of the year                        156                   -                   -
                                                                     ----------------    ----------------    ----------------

Cash and cash equivalents at the end of the year                          $     2            $    156           $       -
                                                                     ================    ================    ================

Non-cash transactions:
Issuance of shares                                                        $     -            $      50          $       -
                                                                     ================    ================    ================
Supplemental disclosure of cash flows information:
Cash paid during the year for:
    Interest                                                              $    25           $       4          $      14
                                                                     ================   ================    ================

Fair value of assets aquired in step aquisition:
Goodwill                                                                  $   271           $       -          $       -
Current technology                                                            219                  -                   -
                                                                     ----------------   ----------------    ----------------

Aquired by issuance of shares                                             $   490           $       -          $       -
                                                                     ================   ================    ================

The accompanying notes are an integral part of the consolidated financial statements.

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)


NOTE 1:-   GENERAL

                 a. Inksure Technologies Inc. (Formerly: SHC Inc.) ("InkSure") was incorporated in Delaware in the United States on May 8, 2000. InkSure is a subsidiary of Supercom Ltd. ("the parent company"), an Israeli company listed on the NASDAQ Europe that serves as a holding company for the companies operating in the United States. InkSure holds two subsidiaries as of December 31, 2001 (one of the subsidiaries, Inksure RF Inc., is inactive).

                 b. Inksure Inc., a subsidiary which was established in May 2000, in Delaware in the United States, develops, markets and customizes security technologies that verify and protect data and product authenticity by using coded ink, recognized by special decoders, to mark variable data and personalized documents and products using digital and impact printing. InkSure has also developed a new technology, combining secured digital printing with the power of the Internet, to provide Tracking, Tracing and Authentication (TT&A) for brand protection. Inksure's security solutions are used for financial documents, labels and packaging, government ID documents, transportation, tickets and access control, as well as for CD and DVD authentication.

                        Inksure Ltd. was established in December 1995 by Supercom Ltd. On May 10, 2000 Supercom Ltd. transferred Inksure Ltd. to Inksure Inc., so that Inksure Ltd. became a subsidiary of Inksure Inc.

                        This transaction, which resulted in a combination of entities under common control, was accounted for on a basis similar to that of pooling of interests. Accordingly, the financial statements of InkSure for all the periods prior to May 2000 have been prepared using the historical carrying cost of the assets and liabilities of Inksure Ltd., transferred to Inksure Inc. and its historical results of operations.

                 c. Kromotek Inc. was established in August 2000 in the United States as a subsidiary of InkSure. Kromotek Inc. has a wholly-owned subsidiary in Israel, Kromotek Ltd., which provides research and development services for Kromotek Inc.

                        On December 31, 2001, InkSure transferred its holdings in Kromotek Inc. to Supercom Ltd., in addition Supercom Ltd. waived a loan in the amount of $737 that was granted to Inksure Ltd. (a subsidiary of InkSure). Property and equipment of Kromotek Inc. in the carrying amount of $193 was retained by Inksure Ltd.

                        Accordingly, the result of operations of Kromotek Inc. for the years ended December 31, 2000 and 2001, have been reclassified in the accompanying statements of operations as a discontinued operation. InkSure's balance sheets at December 31, 2000 reflect the assets and the liabilities of Kromotek Inc. as assets and liabilities of the discontinued operation within current assets and liabilities.

                        Operating results from the discontinued operations for the year ended December 31, 1999, 2000 and 2001 are as follows:

                                                                                             YEAR ENDED
                                                                                            DECEMBER 31,
                                                                       -------------------------------------------------------
                                                                            2001               2000                1999
                                                                       ----------------   ----------------    ----------------
                         Operating expenses:
                             Research and development, net                       144                101                   -
                             Sales and marketing                                  25                  3                   -
                             General and administrative                          157                111                   -
                                                                       ----------------   ----------------    ----------------

                             Total operating expenses                            326                215                   -
                             Financial loss, net                                  26                  1                   -
                                                                       ----------------   ----------------    ----------------

                         Net loss                                                300                216                   -
                                                                       ================   ================    ================


                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)


NOTE 1:-     GENERAL (CONT.)

                        Balance sheet amounts of the discontinued operations as of December 31, 2000 and 2001, are as follows:

                                                               DECEMBER 31,
                                                         ----------------------
                                                          2001         2000
                                                         ----------   ---------

                         Current assets                          -       41
                         Property and equipment, net             -      169
                                                         ----------   ---------

                         Total assets                            -      210
                                                         ==========   =========

                         Current liabilities                     -       36
                         Long-term liabilities                   -      390
                                                         ----------   ---------

                         Total liabilities                       -      426
                                                         ==========   =========

                         The transfer of the net book value of the holdings in Kromotek Inc., the loan remission and the transfer of the property and equipment were recorded to additional paid-in capital at the amount of $1,446.

                 d. Genodus Inc. was established in April 2000 in the United States as a subsidiary of InkSure.

                         Genodus Ltd. was established in 1999 by Supercom Ltd. In April 2000, Supercom Ltd. sold Genodus Ltd. to Genodus Inc., in consideration of $10.

                         During June 2001, InkSure sold Genodus Inc. to Supercom Ltd. in consideration of $10.

                         The spin-off transaction resulted in a change in the reporting entity, and InkSure restated its historical financial statements, in order to reflect financial information for all periods, for the new reporting entity, as if InkSure had not invested in the subsidiary, in accordance with paragraph 34 of APB Opinion No. 20. The effect of the spin off transaction resulted a decrease in net loss of $1,198 and $1,227 for the years ended December 31, 2001 and 2000, respectively.

                 e. On November 30, 2001, InkSure issued 709,066 shares in consideration of $7 in cash, 10% of the shares of Inksure Inc. and 20% of the shares of Inksure RF Inc. (resulting in InkSure holding 100% of both subsidiaries).

                         Since the exchange was completed after June 30, 2001, it is subject to the accounting under Statement of Financial Accounting Standard No. 141 "Business Combination" and No. 142 "Goodwill and Other Intangible Assets", which requires that resulting goodwill will not be amortized, but reviewed annually for impairment. The exchange has been accounted for using the purchase method of accounting. The total purchase price for this exchange was approximately $497. The purchase price was allocated to the relative purchased fair value of tangible and intangible assets acquired based upon their respective fair values at the exchange date.

                         The allocation of the purchase price was as follows:

                         Intangible assets:
                            Goodwill                             $ 271
                            Current technology                   $ 219

                 f. InkSure is devoting substantially all of its efforts toward conducting research, development and marketing activities. InkSure's activities also include recruiting personnel. In the course of such activities, InkSure has sustained operating losses. InkSure has not generated sufficient revenues and has not achieved positive cash flows from operations. InkSure's accumulated deficit aggregated to $3,411 as of December 31, 2001. InkSure has a working capital deficiency as of December 31, 2001 of $658 and shareholder's deficiency of $2,056.

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)

NOTE 1:-     GENERAL (CONT.)

                         The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                         InkSure plans to continue to finance its operations with a combination of stock issuance and private placements and, in the longer term, revenues from services and projects. There are no assurances, however, that InkSure will be successful in obtaining an adequate level of financing needed for the long-term development and commercialization of its services and projects.

                 g. Concentration of credit risk that may have a significant impact on InkSure:

                         InkSure derived most of its revenues from one customer. Revenues derived from the largest customer represent 94% of InkSure's revenues for the year ended December 31, 2001.


NOTE 2:-     SIGNIFICANT ACCOUNTING PRINCIPLES

                 The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

                 a.      Use of estimates:

                         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                 b.      Financial statements in U.S. dollars:

                         A majority of the subsidiaries' sales is made in United States dollars. In addition, a substantial portion of the subsidiaries' costs is incurred in dollars. Since the dollar is the primary currency in the economic environment in which the subsidiaries operate, the dollar is their functional and reporting currency.

                         Accordingly, monetary accounts maintained in currencies other than the dollar are remeasured into U.S. dollars in accordance with Statement No. 52 of the Financial Accounting Standards Board ("FASB"). All transaction gains and losses of the remeasurement of monetary balance sheet items are reflected in the statements of operations as financial income or expenses, as appropriate.

                         Through 1999, the financial statements of Inksure Ltd., whose functional currency is not the U.S. dollar, have been translated into U.S. dollars. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Statement of operations amounts have been translated using the average exchange rate for the year. The resulting translation adjustments are reported as a component of shareholders' equity in other comprehensive income. Effective January 1, 2000, the subsidiary adopted the U.S. dollar as its functional currency.

                 c.      Principles of consolidation:

                         The consolidated financial statements include the accounts of InkSure and its subsidiaries. Intercompany transactions and balances have been eliminated upon consolidation.

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)


NOTE 2:- SIGNIFICANT ACCOUNTING PRINCIPLES (CONT.)

                 d.      Cash equivalents:

                         InkSure considers highly liquid investments originally purchased with maturities of three months or less to be cash equivalents.

                 e.      Inventories:

                         Inventories are stated at the lower of cost or market value. Inventory write-offs are provided to cover risks arising from slow-moving items or technological obsolescence. Cost is determined as follows:

                         Raw materials, parts and supplies - using the "first-in, first-out" method.

                 f.      Property and equipment:

                         Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method, over the estimated useful lives of the assets, at the following annual rates:
                                                                        %
                                                                 ---------------

                         Computers and peripheral equipment           20 - 33
                         Office furniture and equipment                6 - 20
                         Leasehold improvements                    over the term
                                                                    of the lease

                         InkSure and its subsidiaries periodically assess the recoverability of the carrying amount of property and equipment and provide for any possible impairment loss based upon the difference between the carrying amount and fair value of such assets, in accordance with SFAS 121, "Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets To Be Disposed Of". As of December 31, 2001, no impairment losses have been identified.

                 g.      Other assets:

                         Acquired technology, is stated at amortized cost. Amortization is calculated using the straight-line method over their estimated useful life, which is three years.

                         The carrying value of other assets is periodically reviewed by management, based on the expected future undiscounted operating cash flows over the remaining intangible assets amortization period. Based on its most recent analyses, management believes that no impairment of other assets exists as at December 31, 2001.

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)


NOTE 2:- SIGNIFICANT ACCOUNTING PRINCIPLES (CONT.)

                 h.      Severance pay:

                         The liability of the Israeli subsidiary for severance pay is calculated pursuant to Israeli severance pay law based on the most recent salary of the employees multiplied by the number of years of employment as of the balance sheet date. InkSure records as expenses the net increase in its funded or unfunded severance liability. Employees are entitled to one month salary for each year of employment, or a portion thereof. InkSure's liability is fully provided by monthly deposits with severance pay funds, insurance policies and by an accrual. Deposits with severance pay funds and insurance policies are under the control of InkSure. The value of these policies was recorded as an asset in InkSure's balance sheet.

                         The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies, and includes immaterial profits.

                         Severance expenses for the years ended December 31, 1999, 2000 and 2001, amounted to $11, $26 and $41, respectively.

                 i.      Revenue recognition:

                         In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), as amended in June 2000, which summarizes the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. InkSure adopted SAB 101 during the fourth quarter of 2000. The adoption did not have an effect on the consolidated results of operations or financial position.

                         Revenues in respect of sales of raw materials, parts and supplies are recognized when the following criteria are met:

                         1.    Persuasive evidence of an arrangement exists.
                         2.    Delivery has occurred.
                         3.    The fee is fixed or determinable.
                         4.    Collectibility is probable.

                         Deferred revenues include amounts received from customers for which revenues have not been recognized.

                         InkSure signed its first contract in the third quarter of 2000. Under this agreement, the customer will have the right to market InkSure's products worldwide in packaging until the end of 2003. This contract represents a potential $14,000 revenue for Inksure over three years. According to the agreement, InkSure granted to the customer the exclusive right and an exclusive license to market and use its technology.

                         The customer will pay $1,250 non-refundable, non-allocable fixed amount to InkSure for the technology transfer. The customer will also pay minimum application fees on first level products of $1,250 for the first full calendar year, $4,500 for the second calendar year and $7,000 for the third calendar year of the agreement. For each calendar year after the third, the minimum application fees shall be 125% of the minimum application fees for the immediate prior calendar year.

                         In the event that the aggregate payments made in respect of the actual application fees on the first level products for any calendar quarter exceeds the minimum application fee for such calendar quarter and the customer has made a differential payment during the calendar year in which such calendar quarter falls, the customer shall be entitled to offset such differential payment against application fee payment on sale of first level products otherwise due under this paragraph during the same calendar year.

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)

NOTE 2:- SIGNIFICANT ACCOUNTING PRINCIPLES (CONT.)

                         The customer may terminate this agreement at any time after January 1, 2001 effective 90 days after giving notice to InkSure, provided that termination under this section shall not relive the customer of any obligation under the above two paragraphs to make payments for the entire calendar year in which such termination becomes effective, but the customer shall have no further obligation to pay any minimum application fees for any subsequent calendar year.

                         On January 1, 2002, the abovementioned contract was terminated and a new contract was signed between the parties. Under the new contract, InkSure granted to the customer an exclusive license to market and use its technology for applications in respect of $250 for one year.

                         InkSure recognized in respect of this contract, due to the technology transfer, $139 and $417 for the years ended December 31, 2000 and 2001, respectively.
                         InkSure also recognized in respect of this contract, due to the minimum application fees on first-level products for the first full calendar year, $ 1,250 for the year ended December 31, 2001.

                 j.      Research and development costs:

                         Research and development costs are charged to the statement of operations, as incurred.

                 k.      Income taxes:

                         InkSure and its subsidiaries account for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) 109, "Accounting for Income Taxes". This statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. InkSure and its subsidiaries provide a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

                 l.      Concentrations of credit risk:

                         Financial instruments that potentially subject InkSure and its subsidiaries to concentrations of credit risk consist principally of cash and cash equivalents, and trade receivables.

                         Cash and cash equivalents are deposited in major banks in Israel and the United States. Such deposits in the United States may be in excess of insured limits and are not insured in other jurisdictions. Management believes that the financial institutions that hold InkSure's investments are financially sound, and, accordingly, minimal credit risk exists with respect to these investments.

                         The trade receivables of InkSure and its subsidiaries are mainly derived from sales to customers located primarily in the United States. InkSure performs ongoing credit evaluations of its customers and to date has not experienced any material losses. An allowance for doubtful accounts is determined with respect to those amounts that InkSure has determined to be doubtful of collection.

                         InkSure has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

                 m.      Fair value of financial instruments:

                         The following methods and assumptions were used by InkSure and its subsidiaries in estimating their fair value disclosures for financial instruments:

                         The carrying amounts of cash and cash equivalents, trade receivables, other accounts receivable, short-term bank credit, trade payables, other accounts payable approximate their fair value due to the short-term maturity of such instruments.

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)


NOTE 2:- SIGNIFICANT ACCOUNTING PRINCIPLES (CONT.)


                         The carrying amount of InkSure's long-term loan approximates its fair value. The fair value was estimated using discounted cash flows analyses, based on InkSure's incremental borrowing rates for similar type of borrowing arrangements.

                 n.      Accounting for stock-based compensation:

                         InkSure has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25") and Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation" ("FIN 44") in accounting for its employee stock option plans. Under APB 25, when the exercise price of InkSure's share options is less than the market price of the underlying shares on the date of grant, compensation expense is recognized. The pro forma disclosures required by SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), are provided in Note 8.

                         InkSure applies SFAS No. 123 and EITF 96-18
                         "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" with respect to options issued to non-employees. SFAS No.123 requires use of an option valuation model to measure the fair value of the options on the date of grant.

                 o.      Impact of recently issued accounting standards:

                         In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations" and No. 142, "Goodwill and other Intangible Assets", effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

                         InkSure will apply the new rule beginning in the first quarter of 2002, and it does not anticipate that adoption of the Statement will have a significant impact on InkSure's financial position and results of operations.

                         In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (FAS144), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and superseded SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Dispensed Of", and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a disposal of a segment of a business". FAS 144 is effective for fiscal years beginning after December 15, 2001, with earlier application encouraged. InkSure expects to adopt
                         FAS 144 as of January 1, 2002 and it does not expect that the adoption of the Statement will have a significant impact on InkSure's financial position and results of operations.


NOTE 3: -        OTHER ACCOUNTS RECEIVABLE AND PREPAID EXPENSES

                                                        DECEMBER 31,
                                         ---------------------------------------
                                                 2001                  2000
                                         ------------------    -----------------

          Government authorities           $     38                $   18
          Prepaid expenses and other            170                    26
                                          -----------------     ----------------
                                            $   208                $   44
                                          =================     ================

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)


NOTE 4:-         OTHER ASSETS

                                                                                   DECEMBER 31,
                                                                                       2001
                                                                                --------------------
                 Intangible assets related to the purchase of 10% of
                 the shares of InkSure Inc. and 20% of the shares of
                 InkSure RF Inc.
                 ----------------------------------------------------
                 Original amounts:
                    Goodwill                                                         $  271
                    Current technology                                                  219
                                                                                -------------------

                                                                                     $  490
                                                                                ===================

NOTE 5:-         PROPERTY AND EQUIPMENT

                                                                          DECEMBER 31,
                                                          -------------------------------------
                                                                2001                  2000
                                                          ------------------    ---------------
                 Cost:
                     Computers and peripheral equipment         $   266            $   138
                     Office furniture and equipment                  96                 15
                     Leasehold improvements                         114                  1
                                                          -----------------     ----------------

                                                                    476                154
                                                          -----------------     ----------------

                 Accumulated depreciation:
                     Computers and peripheral equipment              68                 33
                     Office furniture and equipment                   8                  2
                     Leasehold improvements                           1                  -
                                                          -----------------     ----------------
                                                                     77                 35
                                                          -----------------     ----------------

                 Depreciated cost                               $   399            $   119
                                                          =================     ================

NOTE 6:-         SHORT-TERM BANK CREDIT

                 As of December 31, 2001, InkSure has an authorized line of credit in the amount of $150, which is denominated in dollars and bears annual interest at the rate of 9%.

                 In addition, InkSure is able to incur additional short term indebtedness pursuant to other informal letters of credit or notes with certain lenders.

NOTE 7:-         ACCRUED EXPENSES AND OTHER LIABILITIES

                                                                          DECEMBER 31,
                                                          --------------------------------------
                                                                2001                  2000
                                                          -----------------     ----------------

                 Deferred revenues                              $   319            $   471
                 Accrued expenses                                   196                177
                                                          -----------------     ----------------

                                                                $   515            $   648
                                                          =================     ================

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)


NOTE 8:-         LONG-TERM LOAN FROM RELATED PARTY

                 Inksure Ltd. received loans from Supercom Ltd., which are linked to the Israeli Consumer Price Index and bear 4% interest. The due dates of the loans have not yet been determined.

                 The following are details of the index in Israel and the exchanges rates of the U.S. dollar:


                                                                      EXCHANGE RATE OF
                                               ISRAELI CPI             ONE U.S. DOLLAR
                                           -----------------------   ----------------------
                 AS OF:                           POINTS *)                    NIS
                                           -----------------------   ----------------------

                 2001                               170.9                     4.416
                 2000                               168.5                     4.041
                 1999                               168.5                     4.153

                 INCREASE (DECREASE) IN:              %                         %
                 -----------------------   -----------------------   ----------------------

                 2001                                 1.4                       9.3
                 2000                                   -                      (2.7)

                 InkSure recorded financial income of $207 due to the foreign currency translation differences on the loan from Supercom Ltd. as of December 31, 2001.

                 The loan balance for the year ended December 31, 2001 was NIS 7,640.


NOTE 9:-         COMMITMENTS AND CONTINGENT LIABILITIES

                 a.      Lease commitments:

                         InkSure and its subsidiary rent their facilities under various operating lease agreements, which expire on various dates, the latest of which is in 2002. The minimum rental payments under non-cancelable operating leases are as follows:

                                                   YEAR ENDED
                                                  DECEMBER 31,
                                             -----------------------

                         2002                          49
                                             =======================

                         Total rent expenses for the years ended December 31, 1999, 2000 and 2001, were approximately $60, $60 and $70, respectively.

                 b.      Charges and guarantees:

                         Various computers and peripheral equipment and motor vehicles of InkSure are pledged at fixed charges in favor of various banks and financing institutions. InkSure also has a floating charge on all of its assets in favor of a bank.

                         InkSure obtained bank guarantees in the amount of $11 in order to secure a bank credit line.

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)


NOTE 9:-         COMMITMENTS AND CONTINGENT LIABILITIES (CONT.)

                 c.      Litigation:

                         On December 12, 1999, Secu-Systems filed a lawsuit with the District Court in Tel-Aviv-Jaffa against Supercom and InkSure Ltd. seeking a permanent injunction and damages. The plaintiff asserted in its suit that the printing method applied to certain products that have been developed by InkSure Ltd. constitutes inter alia:
                         (a) breach of a confidentiality agreement between the plaintiff and Supercom; (b) unjust enrichment of Supercom and InkSure Ltd; (c) breach of fiduciary duties owed to the plaintiff by Supercom and InkSure Ltd.; and (d) a tort of misappropriation of trade secret and damage to plaintiff's property. Secu-Systems seeks, among other things, an injunction and a 50% share of profits from the printing method at issue and damages in the amount of approximately 110.
                         Supercom and InkSure Ltd. have been advised that, based on the facts provided by Supercom and InkSure Ltd., the chances are good that a court would not grant the permanent injunction or award damages of a substantial amount in connection with the litigation. The judge assigned to this litigation has postponed this matter until March 24, 2003 for personal reasons. To date, there have been no settlement negotiations between the parties.


NOTE 10:-        SHARE CAPITAL

                 a.      Shareholders' rights:

                         The Ordinary shares confer upon the holders the right to receive notice to participate and vote in the general meetings of InkSure, and the right to receive dividends, if and when declared.

                         On May 8, 2000, InkSure issued 5,000,000 shares and received $50. On November 30, 2001, InkSure issued 709,066 shares in consideration of $7 in cash, 10% of the shares of Inksure Inc. and 20% of the shares of Inksure RF Inc. (resulting in InkSure holding 100% of both subsidiaries) (see note 1c).

                 b.      Stock options:

                         On August 24, 2001, the Board of Directors of
                         InkSure adopted the 2001 Employee Stock Option Plan (the "Option Plan"). Under the Option Plan 600,000 shares have been reserved for issuance upon the exercise of options granted thereafter. The Option Plan will remain in effect until August 24, 2007. As of December 31, 2001, an aggregate of 130,170 options of InkSure are still available for future grant.

                         The options become exercisable ratably over a period of up to four years, commencing with the date of grant. The options generally expire no later than five years from the date of grant. Any options, which are forfeited or not exercised before expiration, become available for future grants.

                         In connection with the grant of certain stock options to employees through December 31, 2001, InkSure recorded deferred stock compensation of $219 for the aggregate differences between the respective exercise price of options at their dates of grant and the fair value of the Ordinary shares subject to such options. Such amount is presented as a reduction of shareholders' equity and is amortized ratably over the vesting period of the options.

                         No compensation cost was recognized for the year ended December 31, 2001.

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)


NOTE 10:-        SHARE CAPITAL (CONT.)

                         The options outstanding as of December 31, 2001, have been separated into ranges of exercise price as follows:


                                                      OPTIONS           WEIGHTED                          OPTIONS
                                                 OUTSTANDING AS OF      AVERAGE           WEIGHTED       EXERCISABLE      WEIGHTED
                                                     DECEMBER 31,      REMAINING          AVERAGE           AS OF          AVERAGE
                               EXERCISE                 31,           CONTRACTUAL         EXERCISE         DECEMBER        EXERCISE
                                 PRICE                 2001            LIFE(YEARS)         PRICE           31, 2001         PRICE
                          ---------------------  ------------------  ---------------   ----------------  -------------   -----------

                                $ 0.5                  300,480             0.5              $ 0.5           300,480           0.5
                                $ 0.8                  152,250             0.8              $ 0.8                 -          $  -
                                $ 1.2                   17,100             1.2              $ 1.2                 -          $  -
                                                 ------------------                    ----------------  -------------   -----------

                                                       469,830                              $ 0.6           300,480          $ 0.5
                                                 ==================                    ================  =============   ===========


NOTE 11:-        TAXES ON INCOME

                 a. Measurement of results for tax purposes under the Income Tax Law (Inflationary Adjustments), 1985:

                         The results for tax purposes of the Israeli subsidiary are measured in terms of earnings in NIS, after certain adjustments for increase in the Israeli Consumer Price Index ("CPI"). As explained in Note 2b, the financial statements are presented in U.S. dollars. The difference between the annual change in the Israeli consumer price index and in the NIS/dollar exchange rate causes a difference between taxable income and the income before taxes shown in the financial statements. In accordance with paragraph 9(f) of SFAS No. 109, InkSure has not provided deferred income taxes on the difference between the functional currency and the tax bases of assets and liabilities.

                 b.      Deferred income taxes:

                         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of InkSure's and its subsidiaries' deferred tax liabilities and assets are as follows:

                                                                                                   DECEMBER 31,
                                                                                ----------------------------------------------------
                                                                                     2001                 2000             1999
                                                                                ---------------     --------------     -------------

                         Operating loss carryforward                               $   390             $   644            $   281
                         Reserves and allowances                                        24                  16                  5
                                                                                ---------------     --------------     -------------

                         Net deferred tax asset before valuation
                           allowance                                                   414                 660                286
                         Valuation allowance                                          (414)               (660)              (286)
                                                                                ---------------     --------------     -------------

                         Net deferred tax asset                                    $     -             $     -            $     -
                                                                                ===============     ==============     =============

                         As of December 31, 2001, InkSure and its subsidiaries have provided valuation allowances of $414, in respect of their tax loss carryforwards and other temporary differences, due to a history of losses and current uncertainty concerning its ability to realize these deferred tax assets in the future.

                 c.      Net operating losses carryforward:

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)


NOTE 11:-        TAXES ON INCOME (CONT.)



                         InkSure has accumulated losses for tax purposes as of December 31, 2001, in the amount of approximately $360, which may be carried forward and offset against taxable income, if any, in the future expiring in 2020.

                         Inksure Ltd., a subsidiary of Inksure Inc. (a subsidiary) in Israel, has accumulated losses for tax purposes as of December 31, 2001, in the amount of approximately $735, which may be carried forward and offset against taxable income, if any, in the future for an indefinite period.


NOTE 12:-        FINANCIAL EXPENSES (INCOME)

                                                                                                  YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------------------------
                                                                                      2001                2000               1999
                                                                                ---------------      -------------        ----------
                 Financial expenses:
                 Interest, bank charges and fees                                   $   149             $   110            $   47
                 Foreign currency translation differences                             (220)                 31                  1
                                                                                ---------------      -------------        ----------

                                                                                   $   (71)            $   141            $    48
                                                                                ===============      =============        ==========



NOTE 13:-        SUBSEQUENT EVENTS

                 a. In February 2002, InkSure issued shares in return for an amount of $100 invested in InkSure by a private investor.

                 b. In March 2002, Supercom Ltd. sold part of its holdings in InkSure to Elad Ink. LLC., a privately held investment company for an amount of $1,000. In addition, Elad Inc. has directly invested $150 in InkSure.

                 c. In March 2002, Supercom Ltd. had waived $1,480 of the loan that was given to Inksure Ltd.

                 d. On July 8, 2002, InkSure closed the first round of its private placement of 2,531,065 Ordinary shares and of 885,865 five-year warrants to purchase Ordinary shares at an exercise price of $2.17 per share, and raised gross proceeds of $4,075.

                         On July 31, 2002, InkSure closed the second round of its private placement of 1,319,880 Ordinary shares and of 461,954 five-year warrants to purchase Ordinary shares at an exercise price of $2.17 per share and raised gross proceeds of $2,125.

                         On September 6, 2002 InkSure closed the third round of its private placement of 310,560 Ordinary shares and of 108,695 five-year warrants to purchase Ordinary shares at an exercise price of $2.17 per share, and raised gross proceeds of $500.

                         In connection with the placement, Commonwealth Associates, L.P., the exclusive Placement Agent in the Offering received a commission equal to 8.5% of the aggregate proceeds. In addition, InkSure issued to Commonwealth Associates, L.P. five-year warrants to purchase Ordinary Shares equal to 10% of the total number of Ordinary Shares and warrants sold in the placement. Commonwealth Associates, L.P. received 561,802 warrants at an exercise price of $1.61 per share.

                         As a result of the private placement, Supercom Ltd. holdings in InkSure were diluted to 22.6% on a fully diluted basis.




                              - - - - - - - - - - -

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)


                 INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                              (FORMERLY: SHC INC.)


                    INTERIM CONSOLIDATED FINANCIAL STATEMENTS


                               AS OF JUNE 30, 2002


                                 IN U.S. DOLLARS




                                      INDEX


                                                                         PAGE
                                                                       ---------

CONSOLIDATED BALANCE SHEETS                                          C-21 - C-22

CONSOLIDATED STATEMENTS OF OPERATIONS                                    C-23

STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIENCY                        C-24

CONSOLIDATED STATEMENTS OF CASH FLOWS                                    C-25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                           C-26 - C-30




                              - - - - - - - - - - -

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)


CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


                                                                JUNE 30,                    DECEMBER 31,
                                                         -----------------------
                                                            2002          2001                  2001
                                                         -----------------------      -----------------------
                                                               UNAUDITED
                                                         -----------------------

      ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                            $    58      $      2                $    2
    Trade receivables                                        432            49                   312
    Other accounts receivable and prepaid expenses           252            38                   208
    Inventories                                               61            53                   213
    Assets of discontinued operations                          -           227                     -
                                                         ---------  ------------         ----------------

Total current assets                                         803           369                   735
-----                                                    ---------  ------------         ----------------

SEVERANCE PAY FUND                                            65            60                    68
                                                         ---------  ------------         ----------------

PROPERTY AND EQUIPMENT, NET                                  372           176                   399
                                                         ---------  ------------         ----------------

OTHER ASSETS, NET                                            454             -                   490
                                                         ---------  ------------         ----------------

Total assets                                             $ 1,694        $  605               $ 1,692
-----
                                                         =========   ===========         ================




The accompanying notes are an integral part of the consolidated financial statements.

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)


CONSOLIDATED BALANCE SHEETS
---------------------------------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS (EXCEPT SHARE AMOUNTS)
                                                                JUNE 30,                 DECEMBER 31,
                                                         -----------------------      -------------------
                                                            2002          2001               2001
                                                         -----------------------      -------------------
                                                               UNAUDITED
                                                         -----------------------
      LIABILITIES AND SHAREHOLDERS'
        DEFICIENCY

CURRENT LIABILITIES:
    Short-term bank credit                               $   390      $    347              $    410
    Short-term loan from related party                       200             -                     -
    Trade payables                                           207           150                   326
    Employees and payroll accruals                           146           193                   192
    Accrued expenses and other liabilities                   274           962                   515
    Liabilities of discontinued operations                     -           705                     -
                                                         ---------    ----------            ------------

Total current liabilities                                  1,217         2,357                 1,443
-----
                                                         ---------    ----------            ------------

LONG-TERM LIABILITIES:
    Long-term loan from related party                          -         2,615                 1,730
    Accrued severance pay                                     74            66                    85
                                                         ---------   -----------            ------------

Total long-term liabilities                                   74         2,681                 1,815
-----
                                                         ---------   -----------            ------------

REDEEMABLE PREFFRED A SHARES                               1,150             -                    -
                                                         ---------   -----------            ------------

SHAREHOLDERS' DEFICIENCY:
    Share capital:
      Ordinary shares of $ 0.01 par value -
        Authorized: 10,000,000 shares as of June 30,
2001 and as of December 31, 2001 and
13,000,000 shares as of June 30, 2002;
        Issued and outstanding: 5,000,000 as of
        June 30, 2001, 5,709,066 as of
        December 31, 2001 and 5,066,796 as of
        June 30, 2002                                         51            50                    57
    Receipts on account of shares                              -             -                   250
    Additional paid-in capital                             3,014             -                 1,997
    Deferred stock compensation                              (61)            -                   (61)
    Accumulated other comprehensive income                   118           118                   118
    Accumulated deficit                                   (3,869)       (4,601)               (3,927)
                                                         ---------   -----------            ------------

Total shareholders' deficiency                              (747)       (4,433)               (1,566)
                                                         ---------    ----------            ------------

Total liabilities and shareholders' deficiency          $  1,694      $    605              $  1,692
                                                        ==========    ==========            ============

The accompanying notes are an integral part of the consolidated financial statements.

             September 12, 2002                                                  /s/Yaron Meerfeld
----------------------------------------------                  ----------------------------------------------
           Date of approval of the                                                 Yaron Meerfeld
            financial statements                                                Chief Executive Officer



                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS



                                                                     SIX MONTHS ENDED                      YEAR ENDED
                                                                         JUNE 30,                          DECEMBER 31,
                                                         -------------------------------------------           31,
                                                                 2002                    2001                 2001
                                                          --------------------  --------------------    -----------------
                                                                        UNAUDITED
                                                         -------------------------------------------

Revenues                                                   $  1,884              $     235               $  1,770
Cost of revenues                                                271                     15                     43
                                                         --------------------    -------------------    -----------------

Gross profit                                                  1,613                    220                  1,727
                                                         --------------------    -------------------    -----------------

Operating expenses:
    Research and development                                    366                    456                    874
    Selling and marketing                                       788                    529                    751
    General and administrative                                  189                    326                    573
                                                         --------------------    -------------------    -----------------

Total operating expenses                                      1,343                  1,311                  2,198
-----
                                                         --------------------    -------------------    -----------------

Operating income (loss)                                         270                 (1,091)                  (471)
Financial expenses (income), net                                 12                     21                    (71)
                                                         --------------------    -------------------    -----------------

Net income (loss) from continued operations                $    258              $  (1,112)             $    (400)
                                                         ====================    ===================    =================

Loss from discontinued operations                                 -                   (262)                  (300)
                                                         --------------------    -------------------     -----------------

Net income (loss)                                          $    258              $  (1,374)              $   (700)
                                                         ====================    ===================    =================

Redeemable Preferred A shares deemed dividend              $   (200)            $          -            $         -
                                                         --------------------    -------------------    -----------------

Net income (loss) to shareholders of Ordinary shares      $      58              $  (1,374)             $    (700)
                                                         ====================    ===================    =================


The accompanying notes are an integral part of the consolidated financial statements.

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)


STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIENCY
------------------------------------------------------------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS



                                                                               RECEIPTS          ADDITIONAL           DEFERRED
                                                             ORDINARY         ON ACCOUNT           PAID-IN              STOCK
                                                              SHARES          OF SHARES            CAPITAL          COMPENSATION
                                                           --------------  -----------------  ------------------  ------------------

Balance as of January 1, 2001                                  $   50           $        -        $         -        $        -
   Issuance of Ordinary shares                                      7                    -                490                 -
   Deferred stock compensation                                      -                    -                 61               (61)
   Receipts on account of Ordinary shares                           -                  250                  -                 -
   In respect of transaction between
   InkSure Technologies Inc. and Supercom Ltd.                      -                    -              1,446                 -
   Net loss                                                         -                    -                  -                 -
                                                           --------------  -----------------  ------------------  ------------------

Balance as of December 31, 2001                                    57                  250              1,997               (61)

   Issuance of Ordinary shares                                      5                 (250)               326                 -
   In respect of transactions between InkSure
     Technologies Inc. and Supercom Ltd.                            -                    -              1,480                 -
   Deemed dividend upon conversion of
   Ordinary shares to Redeemable Preferred A
     shares                                                         -                    -                200                 -
   Conversion of Ordinary shares into
     Redeemable Preferred A shares                                (11)                   -               (989)                -
   Net income                                                       -                    -                  -                 -
                                                           --------------  -----------------  ------------------  ------------------
Balance as of June 30, 2002 (unaudited)                         $  51           $        -           $  3,014           $   (61)
                                                           ==============  =================  ==================  ==================




STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIENCY (Continued)
------------------------------------------------------------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


                                                                ACCUMULATED
                                                                    OTHER                                       TOTAL
                                                                COMPREHENSIVE           ACCUMULATED         SHAREHOLDERS'
                                                                    INCOME                DEFICIT             DEFICIENCY
                                                             ---------------------   -------------------  -------------------

Balance as of January 1, 2001                                       $    118               $  (3,227)           $  (3,059)
   Issuance of Ordinary shares                                             -                       -                  497
   Deferred stock compensation                                             -                       -                    -
   Receipts on account of Ordinary shares                                  -                       -                  250
   In respect of transaction between InkSure
   Technologies Inc. and Supercom Ltd.                                     -                       -                1,446
   Net loss                                                                -                    (700)                (700)
                                                             ---------------------   -------------------  -------------------

Balance as of December 31, 2001                                          118                  (3,927)              (1,566)

   Issuance of Ordinary shares                                             -                       -                   81
   In respect of transactions between InkSure
     Technologies Inc. and Supercom Ltd.                                   -                       -                1,480
   Deemed dividend upon conversion of
   Ordinary shares to Redeemable Preferred A
     shares                                                                -                    (200)                   -
   Conversion of Ordinary shares into
     Redeemable Preferred A shares                                         -                       -               (1,000)
   Net income                                                              -                     258                  258
                                                             ---------------------   -------------------  -------------------
Balance as of June 30, 2002 (unaudited)                             $    118               $  (3,869)           $    (747)
                                                             =====================   ===================  ===================



The accompanying notes are an integral part of the consolidated financial statements.

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)


CONSOLIDATED STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS

                                                                                SIX MONTHS ENDED                        YEAR ENDED
                                                                                    JUNE 30,                           DECEMBER 31,
                                                                                ---------------------------    ---------------------
                                                                                    2002         2001                    2001
                                                                                -----------  --------------    ---------------------
                                                                                       UNAUDITED
                                                                                ---------------------------
Cash flows from operating activities:
Net income (loss)                                                               $    258     $  (1,374)             $   (700)
Adjustments to reconcile net income (loss) to net cash
    used in operating activities:
    Depreciation and amortization                                                     70            18                    42
    Accrued interest on long-term loan from related party                              -            74                   128
    Principal erosion of long-term loan from related party                             -           (67)                 (207)
    Accrued severance pay, net                                                        (8)            -                    11
    Increase in trade receivables                                                    120)          (49)                 (312)
    Decrease (increase) in other accounts receivable and prepaid expenses            (44)            6                  (164)
    Decrease (increase) in inventories                                               152           314                  (213)
    Increase (decrease) in trade payables                                           (119)          (53)                  177
    Increase (decrease) in employees and payroll accruals                            (46)            1                    75
    Increase (decrease) in accrued expenses and other liabilities                   (241)           76                  (133)
    Cash contributed to discontinued operations                                        -            15                   300
                                                                                --------     ---------          --------------------

Net cash used in operating activities                                                (98)       (1,039)                 (996)
                                                                                --------     ---------          --------------------

Cash flows from investing activities:
Purchase of property and equipment                                                    (7)          (75)                 (129)
Cash contributed to discontinued operations                                            -           (49)                    -
                                                                                --------     ---------          --------------------

Net cash used in investing activities                                                 (7)         (124)                 (129)
                                                                                --------     ---------          --------------------

Cash flows from financing activities:
Short-term bank credit, net                                                          (20)          347                   410
Proceeds from long-term loans                                                          -           366                   304
Proceeds from issuance of Ordinary shares, net of expenses (a)                        81             -                     7
Receipts on account of Ordinary shares                                                 -             -                   250
Proceeds from issuance of Redeemable Preferred A shares                              150             -                     -
Principal payment of long-term loans                                                 (50)            -                     -
Cash contribution to discontinued operations                                           -           296                     -
                                                                                --------     ---------          --------------------

Net cash provided by financing activities                                            161         1,009                   971
                                                                                --------     ---------          --------------------

Increase (decrease) in cash and cash equivalents                                      56          (154)                 (154)
Cash and cash equivalents at the beginning of the period                               2           156                   156
                                                                                --------     ---------          --------------------

Cash and cash equivalents at the end of the period                              $     58     $       2           $         2
                                                                                ========     =========          ====================
Non-cash transactions:
In respect of transaction between InkSure and Supercom Ltd.                     $  1,480      $       -           $         -
                                                                                ========     =========          ====================

Conversion of Ordinary shares into Redeemable Preferred A shares                $  1,000     $       -           $        -
                                                                                ========     =========          ====================
Supplemental disclosure of cash flows information: Cash paid during the period for:
    Interest                                                                    $     21     $      13          $         25
                                                                                ========     =========          ====================

Fair value of assets aquired in step aquisition:
Goodwill                                                                        $      -     $       -           $       271
Current technology                                                                     -             -                   219
                                                                                --------     ---------          --------------------

Aquired by issuance of shares                                                   $      -     $       -          $        490
                                                                                ========     =========          ====================

The accompanying notes are an integral part of the consolidated financial statements.

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)


NOTE 1:-         GENERAL

                 a. Inksure Technologies Inc. (Formerly: SHC Inc.) ("InkSure") was incorporated in Delaware in the United States on May 8, 2000. InkSure is a subsidiary of Supercom Ltd. ("the parent company") (see also note
                         5d), an Israeli company listed on the NASDAQ Europe that serves as a holding company for the companies operating in the United States. InkSure holds two subsidiaries as of June 30, 2002 (one of the subsidiaries, Inksure RF Inc., is inactive).

                 b. Inksure Inc., a subsidiary which was established in May 2000, in Delaware in the United States, develops, markets and customizes security technologies that verify and protect data and product authenticity by using coded ink, recognized by special decoders, to mark variable data and personalized documents and products using digital and impact printing. InkSure has also developed a new technology, combining secured digital printing with the power of the Internet, to provide Tracking, Tracing and Authentication (TT&A) for brand protection. Inksure's security solutions are used for financial documents, labels and packaging, government ID documents, transportation, tickets and access control, as well as for CD and DVD authentication.

                 c. Kromotech Inc. was established in August 2000 in the United States as a subsidiary of InkSure. Kromotek Inc. has a wholly-owned subsidiary in Israel, Kromotek Ltd., which provides research and development services for Kromotech Inc.

                         On December 31, 2001, InkSure transferred its holdings in Kromotek Inc. to Supercom Ltd., in addition Supercom Ltd. waived a loan in the amount of $737 that was granted to Inksure Ltd. (a subsidiary of InkSure). Property and equipment of Kromotek Inc. in the carrying amount of $193 was retained by Inksure Ltd.

                         Accordingly, the result of operations of Kromotek Inc. for the years ended December 31, 2000 and 2001, have been reclassified in the accompanying statements of operations as a discontinued operation. InkSure's balance sheets at December 31, 2000 reflect the assets and the liabilities of Kromotek Inc. as assets and liabilities of the discontinued operation within current assets and liabilities.

                         Operating results from discontinued operations for the six months ended June 30, 2002 and 2001, and for the year ended December 31, 2001 are as follows:


                                                                         SIX MONTHS ENDED                            YEAR ENDED
                                                                              JUNE 30,                              DECEMBER 31,
                                                                  ---------------------------------                     2001
                                                                       2002           2001
                                                                  ---------------------------------             --------------------
                                                                           UNAUDITED
                                                                  ---------------------------------
                         Operating expenses:
                             Research and development, net                     -           154                           144
                             Sales and marketing                               -             -                            25
                             General and administrative                        -           115                           157
                                                                  --------------      -------------             --------------------

                         Total operating expenses                              -           269                           326
                         Financial income, net                                 -             7                            26
                                                                                      -------------             --------------------

                         Net loss                                              -           262                           300
                                                                  ==============      =============             ====================


                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES

                 a. These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP").

                 b. The significant accounting policies applied in the annual financial statements of InkSure as of December 31, 2001 are applied consistently in these financial statements.

                 c. For further information refer to the consolidated financial statements as of December 31, 2001.

                 d.      Reclassification:

                         Certain amounts from the prior year have been reclassified to conform to the current year's presentation. The reclassification had no effect on previously reported net loss, total shareholders' equity or cash flows.


NOTE 3:-         UNAUDITED INTERIM FINANCIAL STATEMENTS

                 The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-months ended June 30, 2002 are not necessarily indicative of the results that may be expected for the year ended December 31, 2002.


NOTE 4:- ISSUANCE OF REDEEMABLE PREFERRED A SHARES

                 In March 2002, InkSure authorized the issuance of up to 2,000,000 Redeemable Preferred A shares, converted 1,141,553 Ordinary shares into 1,141,553 Redeemable Preferred A shares and issued 171,232 Redeemable Preferred A shares, in consideration of $150.

                 InkSure recorded deemed dividend at the amount of $200, which was calculated as the difference between the fair value of the Redeemable Preferred A shares and the fair value of the Ordinary shares at the date of conversion. The deemed dividend decreases the net income applicable to Ordinary shares for the period ended June 30, 2002, without any effect on total shareholders' deficiency.

                 The Redeemable Preferred A shares confer the following rights: in the event of any liquidation, sale, merger, dissolution or winding up of InkSure, whether voluntary or involuntary, the holders of the Redeemable Preferred A shares shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of InkSure to the holders of Ordinary shares, an amount equal to the sum of $0.876 for each share of Redeemable Preferred A shares then held by such holder plus any accrued or declared but unpaid dividends on such share.

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)

NOTE 4:- ISSUANCE OF REDEEMABLE PREFERRED A SHARES (CONT.)

                 Unless otherwise agreed by the holders of a majority of the then outstanding shares of Redeemable Preferred A shares, InkSure shall be required to redeem from any source of funds legally available therefor (without limiting any obligation of Supercom Ltd. ("Supercom") pursuant to the Redeemable Preferred A Share Purchase Agreement) all shares of Redeemable Preferred A shares if, prior to July 31, 2002, there shall be consummated a Change of Control of Supercom. InkSure shall effect the redemption by paying in cash an amount per share equal to the Liquidation Preference Amount. For purposes of redemption right, a Change of Control of Supercom shall be deemed to be occasioned by (A) any transaction or series of transactions that results in the disposition to a single person or group of affiliated persons of greater than fifty percent (50%) of the voting power of Supercom, (B) any acquisition of Supercom effected by means of merger, consolidation, share exchange or other form of corporate reorganization in which outstanding shares of Supercom are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its affiliate, other than any such transaction undertaken solely for the purpose of reincorporating Supercom in a different jurisdiction, or (C) a sale of all or substantially all of the assets of InkSure.

                 The holders of Redeemable Preferred A shares shall be entitled to vote together with the holders of the Ordinary shares as a single class, at any annual or special meeting of shareholders of InkSure, with respect to any action to be approved by written consent in the same manner as holders of Ordinary shares.

                 Each Redeemable Preferred A share shall be converted at the option of the holder thereof, into the number of fully paid and non-assessable Ordinary shares, as is determined by dividing the "Conversion Value" per share in effect for the Redeemable Preferred A shares at the time of conversion by the "Conversion Price" per share for the Redeemable Preferred A shares. The number of Ordinary shares into which each Redeemable Preferred A share is convertible is hereinafter collectively referred to as the "Conversion Rate." The initial Conversion Price per Redeemable Preferred A share shall be $0.876. The initial Conversion Price of the Redeemable Preferred A share shall be subject to adjustment, as stipulated in the agreement. The Conversion Value per Redeemable Preferred A share shall be $0.876. Any accrued or declared but unpaid dividends on the shares of Redeemable Preferred A shares may, at the option of the holder thereof, be paid in cash or be converted into the number of Ordinary shares equal to the amount of the accrued or declared-but-unpaid dividends, divided by the Conversion Price per Redeemable Preferred A share.

                 In the event that InkSure, subsequent to the issuance of the Redeemable Preferred A shares, shall issue additional Ordinary shares for a consideration per share of less than the Conversion Price for the Redeemable Preferred A shares, then the Conversion Price shall be reduced, for the Redeemable Preferred A shares, to a price determined by dividing (1) the consideration received by InkSure for the total number of additional Ordinary shares so issued by (2) the number of such additional Ordinary shares so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issuance shall be calculated on a fully-diluted basis, as if all Redeemable Preferred A shares and all Convertible Securities had been fully converted into Ordinary shares immediately prior to such issuance and any outstanding Options had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into Ordinary shares, if so convertible), as of such date.

                 As of July 31, 2002, all Redeemable Preferred A shares were converted on a one-to-one basis into Ordinary shares.

NOTE 5:- LONG-TERM LOAN FROM RELATED PARTY

                 Inksure Ltd. received a loan from Supercom Ltd., which is linked to the Israeli Consumer Price Index and bears 4% interest.

                 On March 4, 2002, the balance of the loan was linked to the U.S. dollar.

                 The loan balance for the year ended December 31, 2001, and for the six months ended June 30, 2001 and 2002, amounted to NIS 7,640, NIS 10,891 and NIS 954, respectively.

                 The following are details of the index in Israel and the exchanges rates of the U.S. dollar:


                                                                                                                 EXCHANGE RATE OF
                                                                                    ISRAELI CPI                  ONE U.S. DOLLAR
                                                                                -----------------------       ----------------------
                 AS OF:                                                               POINTS *)                        NIS
                 -------
                                                                                -----------------------       ----------------------

                 June 30, 2002                                                           181.7                         4.769
                 December 31, 2001                                                       170.9                         4.416
                 June 30, 2001                                                           170.4                         4.165
                 December 31, 2000                                                       168.5                         4.041


                 INCREASE (DECREASE) IN:                                                  %                               %
                 -----------------------
                                                                                -----------------------         --------------------

                 Six months ended June 30, 2002                                            6.3                           8.0
                 Year ended December 31, 2001                                              1.4                           9.3
                 Six months ended June 30, 2001                                            1.1                           3.1
                 Year ended December 31, 2000                                                -                          (2.7)


                 InkSure recorded financial income of $67 and $207 due to the foreign currency translation differences on the loan from Supercom Ltd. as of June 30, 2001 and as of December 31, 2001, respectively.


NOTE 6:- SHARE CAPITAL

                 a. In February 2002, InkSure issued shares in return for an amount of $100 invested in InkSure by a private investor.

                 b. In March 2002, Supercom Ltd. sold part of its holdings in InkSure to Elad Ink. LLC., a privately held investment company for an amount of $1,000. In addition, Elad Inc. has directly invested $ 150 in InkSure.

                 c. In March 2002, Supercom Ltd. had waived $1,480 of the loan that was given to Inksure Ltd.

                 d. On July 8, 2002, InkSure closed the first round of its private placement of 2,531,065 Ordinary shares and of 885,865 five-year warrants to purchase Ordinary shares at an exercise price of $2.17 per share, and raised gross proceeds of $4,075.

                        On July 31, 2002, InkSure closed the second round of its private placement of 1,319,880 Ordinary shares and of 461,954 five-year warrants to purchase Ordinary shares at an exercise price of $2.17 per share, and raised gross proceeds of $2,125.

                                  INKSURE TECHNOLOGIES INC. AND ITS SUBSIDIARIES
                                                            (FORMERLY: SHC INC.)


NOTE 6:- SHARE CAPITAL (CONT.)

                        On September 6, 2002 InkSure closed the third round of its private placement of 310,560 Ordinary shares and of 108,695 five-year warrants to purchase Ordinary shares at an exercise price of $2.17 per share, and raised gross proceeds of $500.

                        In connection with the placement, Commonwealth Associates, L.P., the exclusive Placement Agent in the Offering received a commission equal to 8.5% of the aggregate proceeds. In addition, InkSure issued to Commonwealth Associates, L.P. five-year warrants to purchase Ordinary Shares equal to 10% of the total number of Ordinary Shares and warrants sold in the placement. Commonwealth Associates, L.P. received 561,802 warrants at an exercise price of $1.61 per share.

                        As a result of the private placement, Supercom Ltd. holdings in InkSure were diluted to 22.6% on a fully diluted basis.


                              - - - - - - - - - - -